Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION ANNOUNCES PRELIMINARY RESULTS

FOR THE SECOND QUARTER

Minneapolis, MN, August 13, 2015 – Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced preliminary financial results for its second quarter ended August 1, 2015.

For the second quarter, the Company currently expects to report net sales of approximately $94 million, as compared to its previous guidance of between $100 million and $103 million, while operating on average 521 stores for the quarter. Total net sales for last year’s second quarter were $106.6 million, while operating on average 545 stores.

Comparable stores sales declined approximately 12.4%, with 56% of total stores on average included in the comparable store base, reflecting the repositioning of the store base as part of the MPW strategy. The Company currently expects gross margin to decline approximately 250 basis points versus last year's second quarter due to deleveraging as a result of lower sales. This compares to its previous guidance of flat to an increase of 50 basis points as compared to the prior year period. The Company currently anticipates SG&A for the second quarter will be approximately $30 million, which reflects both cost savings and a reduction in forecasted accrued incentives in the amount of approximately $1.6 million during the quarter. This compares to the previous SG&A outlook of between $32.5 million and $33.0 million. Inventory per square foot at the end of the quarter was up approximately 3% as compared to the level at the end of last year's second quarter. This is slightly above the Company's earlier guidance of approximately flat.

LuAnn Via, President and Chief Executive Officer, stated, "We are disappointed by our financial results for the second quarter as we saw sales weaken significantly in late June and in July across all product categories. While sales were lower in all of our channels during the latter part of the quarter, our eCommerce business achieved plan for the quarter with strong double digit growth as compared to last year’s second quarter. Overall, we believe that our business continued to be impacted by unfavorable macro challenges and the weakness in mall traffic. In addition, reduced levels of clearance merchandise and a more aggressive promotional environment were also contributing factors to the sales shortfall.

“We are taking a number of steps to drive improved sales performance. As part of this process, we are conducting a comprehensive review of our business across all functions including analyzing our customers’ recent buying behavior. We are also in the process of engaging an outside consultant to assist us. Based on our findings, we will take measures to address opportunities for near-term improvement and position the business for long term growth."

Full Year Outlook

The Company intends to provide an update on the full year outlook when it announces second quarter results on September 10, 2015. Given the lower net sales in the second quarter the Company no longer expects to meet its prior full year guidance.

Conference Call Information

The Company’s second quarter 2015 earnings release and conference call is currently scheduled for the morning of Thursday, September 10, 2015. On the conference call, the Company expects to provide further commentary on its second quarter results and its expectations for the remainder of the fiscal year. Further details regarding the earnings conference call are expected to be announced on or about August 27, 2015.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of August 13, 2015, the Company operates 532 stores in 44 states consisting of 82 Christopher & Banks stores, 73 stores in its women’s plus size clothing division CJ Banks, 310 MPW stores and 67 outlet stores. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements-

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements:  (i) that the Company currently expects to report net sales of approximately $94 million, as compared to its previous guidance of between $100 million and $103 million, while operating on average 521 stores for the quarter; (ii) that the Company currently expects gross margin to decline approximately 250 basis points versus last year's second quarter due to deleveraging as a result of lower sales; (iii) that the Company currently anticipates SG&A for the second quarter will be approximately $30 million; (iv) that the Company is taking a number of steps to drive improved sales performance; (v) that the Company is conducting a comprehensive review of its business across all functions including analyzing its customers’ recent buying behavior; (vi) that the Company is in the process of engaging an outside consultant to assist it; and (vii) that based on the findings of the review process, the Company will take measures to address opportunities for near-term improvement and position the business for long term growth.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:  (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

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